Exhibit 23.2

Consent of Registered Independent Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Main Street Trust, Inc. of our reports dated March 7, 2006 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Main Street Trust, Inc. for the year ended December 31, 2005. We also consent to the reference to our firm under the caption “Experts” in the Proxy Statement-Prospectus, which is part of this Registration Statement.

McGladrey & Pullen, LLP

Champaign, Illinois

December 7, 2006

McGladrey & Pullen, LLP is a member firm of RSM International —

an affiliation of separate and independent legal entities.